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                                                                   Exhibit 16.1

                          [Arthur Andersen Letterhead]


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

June 7, 2002

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated June 7, 2002 of Inrange Technologies Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc:  Mr. John R. Schwab
     Chief Financial Officer
     Inrange Technologies Corporation

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